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                                                                    Exhibit 99.1

                                                      [National Steel Logo]
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440

News Release

                                        Contact:     Anita-Marie Hill
                                                     Romelia Martinez
                                                     Sitrick And Company
                                                     (310) 788-2850

                  NATIONAL STEEL ANNOUNCES ANTITRUST CLEARANCE
                         OF UNITED STATES STEEL PROPOSAL

     Mishawaka, IN - March 31, 2003 - National Steel Corporation today announced that the Department of Justice has advised National Steel that it has closed its investigation under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") with respect to the previously announced proposal by United States Steel Corporation to purchase substantially all of National Steel's principal steelmaking and finishing assets and iron ore pellet operations. This action satisfies one of the conditions to the potential transaction. As previously announced, early termination of the waiting period under the HSR Act was granted on February 26, 2003 with respect to the proposed sale of such assets to AK Steel Corporation.

     On January 30, 2003, National Steel and AK Steel entered into an Asset Purchase Agreement ("APA") relating to such assets for $1.125 billion, consisting of $925 million in cash and the assumption of certain liabilities approximating $200 million. As previously announced, on February 6, 2003, the U.S. Bankruptcy Court for the Northern District of Illinois overseeing National Steel's pending Chapter 11 cases approved bidding procedures granting AK Steel priority "stalking horse" status. The APA is subject to higher and better offers submitted in accordance with the bidding procedures. Under the bidding procedures, as amended, the deadline for the submission of bids is April 10, 2003 and the date of the auction to be held in accordance with the bidding procedures is April 16, 2003. The Bankruptcy Court hearing to

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consider approval of the sale of substantially all of National Steel's assets is scheduled for April 21, 2003.

     In addition to Bankruptcy Court approval, the sale of National Steel's assets is subject to a number of conditions, including the execution and ratification of a new collective bargaining agreement by the United Steelworkers of America satisfactory to the purchaser for the National Steel employees who will become employees of the purchaser.

     National Steel filed its voluntary petition in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on March 6, 2002.

     About National Steel:

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information about the company, its products and its facilities, please visit National Steel's website at www.nationalsteel.com.

     All statements contained in this release, other than historical information, are forward-looking statements. Completion of the potential transaction described in this release is subject to various conditions, risks and uncertainties, and there can be no assurance that the transaction will be consummated. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2002.

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